Exhibit 99.1

Quanex Building Products Announces First Quarter 2017

Results and Provides Full Year 2017 Guidance

Consolidation of U.S. Vinyl Profiles Business Progressing Well

Strong Free Cash Flow and Margin Expansion Expected in Second Half of 2017

HOUSTON, TEXAS – March 6, 2017 - Quanex Building Products Corporation (NYSE:NX) (“Quanex” or the “Company”) today announced its results for the quarter ended January 31, 2017.

First Quarter 2017 Highlights

•	Net sales decreased to $195.1 million compared to $201.5 million in Q1 2016

•	Net loss of $3.7 million compared to net loss of $7.2 million in Q1 2016

•	Adjusted EBITDA decreased to $13.0 million versus $18.4 million in Q1 2016

•	Cash provided by operating activities increased to $2.0 million compared to $0.8 million in Q1 2016

Bill Griffiths, Chairman, President and Chief Executive Officer, commented, “First quarter results were in line with our expectations given the planned shrinkage in our U.S. vinyl profiles business. Excluding vinyl, revenue in our underlying North American window components businesses was flat year-over-year, which was a good result considering the abnormally strong first quarter last year. Our European business generated double-digit sales growth on a local currency basis compared to the first quarter of 2016, as did our cabinet components business as some customers built inventory in anticipation of price increases or transitioning to other suppliers.

“The consolidation of our U.S. vinyl profiles business is progressing well and will be complete by the end of the second quarter. Negotiations related to the margin dilutive revenue we have identified in our cabinet components business continue with various customers and should also be complete by the end of the second quarter. As such, we are confident that we will see margin expansion in the second half of the year as well as continued cash flow improvement.”

First Quarter 2017 Results Summary

	Three Months Ended January 31, 2017			Three Months Ended January 31, 2016
($ in thousands, except per share data)	Results Before Adjustments	Adjustments	Adjusted Results	Results Before Adjustments	Adjustments	Adjusted Results
Net sales	$195,096	$—	$195,096	$201,468	$—	$201,468
Cost of sales (1)	154,947	(14)	154,933	159,348	(2,481)	156,867
Selling, general and administrative (2)	27,445	(317)	27,128	31,288	(5,090)	26,198
Restructuring charges (3)	1,139	(1,139)	—	—	—	—

EBITDA	11,565	1,470	13,035	10,832	7,571	18,403
Depreciation and amortization (4)	15,406	(2,533)	12,873	12,970	—	12,970

Operating income	(3,841)	4,003	162	(2,138)	7,571	5,433
Interest expense	(2,160)	—	(2,160)	(6,491)	—	(6,491)
Other, net (5)	661	(630)	31	(2,361)	2,475	114

Income before income taxes	(5,340)	3,373	(1,967)	(10,990)	10,046	(944)
Income tax benefit (expense) (6)	1,614	(1,015)	599	3,741	(3,239)	502

Net (loss) income (7)	$(3,726)	$2,358	$(1,368)	$(7,249)	$6,807	$(442)

Diluted earnings per share	$(0.11)		$(0.04)	$(0.21)		$(0.01)

NOTE: See Non-GAAP Terminology Definitions and Disclaimers section for additional information.

(1)	Cost of sales adjustment relates solely to purchase price accounting inventory step-up impact from HL Plastics and Woodcraft acquisitions.
(2)	SG&A adjustments are for acquisition related transaction costs and in 2017, loss on sale of fixed assets related to the closure of the plant in Mexico.
(3)	Restructuring charges relate to the closure of several manufacturing plant facilities.
(4)	D&A adjustments relate to accelerated amortization for restructured PP&E and intangible assets.
(5)	Other, net adjustments relate to foreign currency transaction (gains) losses.
(6)	Effective tax rate reflects impacts of adjustments on a with and without basis.
(7)	Adjusted EPS is calculated using diluted shares outstanding of 34.7 million and 34.3 million, respectively.

Quanex reported net sales of $195.1 million for the three months ended January 31, 2017, compared to $201.5 million for the three months ended January 31, 2016. The decrease was mainly attributable to the Company’s previously disclosed decision to walk away from less profitable business in an effort to protect margins. (See Sales Analysis table for additional information)

The Company reported a smaller net loss of $3.7 million during the first quarter, largely due to lower interest expense as a result of Quanex refinancing its debt in July of 2016, compared to a net loss of $7.2 million in the first quarter of 2016. Adjusted EBITDA decreased to $13.0 million during the first quarter, compared to $18.4 million during the first quarter of 2016. The decrease was primarily driven by a $1.5 million increase in stock-based compensation expense combined with short-term inefficiencies as Quanex transitions away from less profitable business in its U.S. vinyl profiles and cabinet components businesses. (See Non-GAAP Terminology Definitions and Disclaimers section and Selected Segment Data table for additional information)

As of January 31, 2017, Quanex’s leverage ratio of Net Debt to LTM Adjusted EBITDA was 2.5x. The Company remains focused on generating Free Cash Flow to pay down debt and anticipates a significant improvement in the leverage ratio by year-end 2017. (See Non-GAAP Terminology Definitions and Disclaimers section for additional information)

Business Update and Fiscal 2017 Guidance

Quanex continues to evaluate profitability by customer and product line, with a particular focus on its U.S. vinyl profiles and cabinet components businesses. As previously disclosed, the Company initiated the process of reducing volumes manufactured for a large U.S. vinyl profiles customer during the first quarter of 2017 and originally expected the process to be carried out in a phased manner throughout 2017 and into 2018. Based on recent conversations with the customer coupled with the trend established in the first quarter, Quanex now anticipates the process will be complete in 2017 and will not carryover into 2018. As a result, the Company now expects the top line impact to be approximately $65 million in

2017 instead of the $50 million that was originally disclosed. In addition, the $20 million of margin dilutive revenue identified in the cabinet component business is still under negotiation on several fronts and is not likely to be resolved until late in the second quarter of 2017.

Quanex continues to forecast underlying sales growth of 5% to 6% for 2017 offset by the customer actions referenced above and a potential negative foreign currency translation impact, which could be approximately $15 million to $20 million for the year based on current exchange rates. The Company expects margin expansion in the second half of 2017, which when combined with the reduction in cash interest expense as a result of refinancing the debt in July of 2016 should further improve its Free Cash Flow profile despite the lower top line.

Based on the information above, Quanex expects to generate net sales of $880 million to $900 million and Adjusted EBITDA* of $105 million to $112 million in 2017, which yields year-over-year margin expansion of approximately 30 basis points at the midpoint of guidance.

*When the Company provides expectations for Adjusted EBITDA on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measures is generally not available without unreasonable effort.

Recent Events

The stockholders approved each of the following proposals voted on at the Company’s annual meeting held on March 2, 2017.

•	Election of Directors - Susan F. Davis and Curtis M. Stevens were elected to serve as directors on the Quanex Board of Directors until the Company’s Annual Meeting of Stockholders in 2018

•	Advisory Vote Approving Named Executive Officer Compensation - the stockholders supported Quanex’s executive officer compensation structure

•	Advisory (Non-binding) Vote on the Frequency of the Advisory Vote on Executive Compensation - the stockholders voted in favor of holding an advisory vote on executive compensation every year

•	Amendment and Restatement of Employee Stock Purchase Plan (ESPP) - the stockholders approved the Company’s Amended and Restated ESPP

•	Ratification of Appointment of Grant Thornton LLP as Independent Public Accountants - Grant Thornton LLP was ratified as Quanex’s independent registered public accounting firm for the fiscal year ending October 31, 2017

Additionally, the Company’s Board of Directors declared a quarterly cash dividend of $0.04 per share on Quanex’s common stock, payable March 31, 2017, to shareholders of record on March 17, 2017.

Conference Call and Webcast Information

The Company has scheduled a conference call for Tuesday, March 7, 2017, at 11:00 a.m. ET (10:00 a.m. CT). To participate in the conference call dial (877) 388-2139 for domestic callers and (541) 797-2983 for international callers, in both cases using the conference passcode 64298542, and ask for the Quanex call a few minutes prior to the start time. A link to the live audio webcast will also be available on the Company’s website at http://www.quanex.com in the Investors section under Presentations & Events. A telephonic replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 14, 2017. To access the replay dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, in both cases referencing conference passcode 64298542.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry. Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

For more information contact Scott Zuehlke, Vice President of Investor Relations & Treasurer, at 713-877-5327 or scott.zuehlke@quanex.com.

Non-GAAP Terminology Definitions and Disclaimers

EBITDA (defined as net income or loss before interest, taxes, depreciation and amortization and other, net) and Adjusted EBITDA (defined as EBITDA further adjusted to exclude purchase price accounting inventory step-ups, transaction costs, loss on the sale of fixed assets related to the plant closure in Mexico and restructuring charges) are non-GAAP financial measures that the Company uses to measure operational performance and assist with financial decision-making. Due to the high variability and difficulty in predicting certain items that affect GAAP net income (such as unusual gains and losses, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions or divestitures and the timing and potential significance of tax considerations), information reconciling these measures to GAAP financial measures is impossible without unreasonable effort. Net Debt is calculated using the sum of current maturities of long-term debt and long-term debt, minus cash and cash equivalents. The leverage ratio of Net Debt to LTM Adjusted EBITDA is a financial measure that Quanex believes is useful to investors and financial analysts in evaluating the Company’s leverage. In addition, with certain limited adjustments, this leverage ratio is the basis for a key covenant in Quanex’s credit agreement. Free Cash Flow is a non-GAAP measure calculated using cash provided by operating activities less capital expenditures. Adjusted Net (Loss) Income is a non-GAAP financial measure that excludes certain charges and credits because the Company believes that such items are not indicative of its core operating results and trends, and do not provide meaningful comparisons with other reporting periods. Quanex believes that the presented non-GAAP measures provide a consistent basis for comparison between periods, and will assist investors in understanding the Company’s financial performance when comparing results to other investment opportunities. The presented non-GAAP measures may not be the same as those used by other companies. Quanex does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with U.S. GAAP.

Forward Looking Statements

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, the Company’s future operating results, future financial condition, future uses of cash and other expenditures, expenses and tax rates, expectations relating to Quanex’s industry, and the Company’s future growth, including any guidance discussed in this press release. The statements and guidance set forth in this release are based on current expectations. Actual results or events may differ materially from this release. For a complete discussion of factors that may affect Quanex’s future performance, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. Any forward-looking statements in this press release are made as of the date hereof, and Quanex undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

QUANEX BUILDING PRODUCTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended January 31,
	2017	2016
Net sales	$195,096	$201,468
Cost of sales	154,947	159,348
Selling, general and administrative	27,445	31,288
Restructuring charges	1,139	—
Depreciation and amortization	15,406	12,970

Operating loss	(3,841)	(2,138)
Interest expense	(2,160)	(6,491)
Other, net	661	(2,361)

Loss before income taxes	(5,340)	(10,990)
Income tax benefit	1,614	3,741

Net loss	$(3,726)	$(7,249)

Loss per common share, basic	$(0.11)	$(0.21)
Loss per common share, diluted	$(0.11)	$(0.21)

Weighted average common shares outstanding:
Basic	34,055	33,763
Diluted	34,055	33,763

Cash dividends per share	$0.04	$0.04

QUANEX BUILDING PRODUCTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31, 2017	October 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$14,074	$25,526
Accounts receivable, net	62,754	83,625
Inventories, net	92,225	84,335
Prepaid and other current assets	7,879	10,488

Total current assets	176,932	203,974
Property, plant and equipment, net	196,903	198,497
Goodwill	218,213	217,035
Intangible assets, net	150,345	154,180
Other assets	7,927	6,667

Total assets	$750,320	$780,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,198	$47,781
Accrued liabilities	28,944	55,101
Income taxes payable	1,153	732
Current maturities of long-term debt	17,630	10,520

Total current liabilities	88,925	114,134
Long-term debt	254,829	259,011
Deferred pension and postretirement benefits	9,004	8,167
Deferred income taxes	15,567	18,322
Other liabilities	13,714	12,888

Total liabilities	382,039	412,522
Stockholders’ equity:
Common stock	375	376
Additional paid-in-capital	254,139	254,540
Retained earnings	208,617	214,047
Accumulated other comprehensive loss	(35,933)	(38,765)
Treasury stock at cost	(58,917)	(62,367)

Total stockholders’ equity	368,281	367,831

Total liabilities and stockholders’ equity	$750,320	$780,353

QUANEX BUILDING PRODUCTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended January 31,
	2017	2016
Operating activities:
Net loss	$(3,726)	$(7,249)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	15,406	12,970
Stock-based compensation	2,226	1,527
Deferred income tax	(3,684)	(6,158)
Excess tax benefit from share-based compensation	(87)	(1)
Other, net	1,241	1,012
Changes in assets and liabilities, net of effects from acquisitions:
Decrease in accounts receivable	21,143	20,912
Increase in inventory	(7,622)	(4,499)
(Increase) decrease in other current assets	(438)	1,178
Decrease in accounts payable	(7,232)	(8,305)
Decrease in accrued liabilities	(18,928)	(11,879)
Increase in income taxes payable	2,761	300
Increase in deferred pension and postretirement benefits	837	684
Increase in other long-term liabilities	366	361
Other, net	(226)	(74)

Cash provided by operating activities	2,037	779
Investing activities:
Acquisitions, net of cash acquired	(8,497)	(245,946)
Capital expenditures	(8,141)	(8,652)
Proceeds from disposition of capital assets	390	561

Cash used for investing activities	(16,248)	(254,037)
Financing activities:
Borrowings under credit facilities	24,000	332,800
Repayments of credit facility borrowings	(20,875)	(68,500)
Debt issuance costs	—	(8,349)
Repayments of other long-term debt	(429)	(546)
Common stock dividends paid	(1,372)	(1,362)
Issuance of common stock	1,383	2,920
Excess tax benefit from share-based compensation	87	1

Cash provided by financing activities	2,794	256,964
Effect of exchange rate changes on cash and cash equivalents	(35)	917

(Decrease) increase in cash and cash equivalents	(11,452)	4,623
Cash and cash equivalents at beginning of period	25,526	23,125

Cash and cash equivalents at end of period	$14,074	$27,748

QUANEX BUILDING PRODUCTS CORPORATION

SELECTED SEGMENT DATA

(In thousands)

(Unaudited)

This table provides operating income (loss), EBITDA, and Adjusted EBITDA by reportable segment. Non-operating expense and income tax expense are not allocated to the reportable segments. For a reconciliation of income from continuing operations to operating income (loss), see Non-GAAP Financial Measure Disclosure table.

	NA Engineered Components	EU Engineered Components	NA Cabinet Components	Unallocated Corp & Other	Total
Three months ended January 31, 2017
Net sales	$111,073	$31,569	$52,997	$(543)	$195,096
Cost of sales	86,393	22,538	46,237	(221)	154,947
Restructuring charges	566	—	573	—	1,139
Operating income (loss)	301	2,203	(1,058)	(5,287)	(3,841)
Depreciation and amortization	10,078	2,056	3,135	137	15,406

EBITDA	10,379	4,259	2,077	(5,150)	11,565
Transaction related costs	—	—	—	60	60
Mexico restructuring, loss on sale of fixed assets	—	—	257	—	257
PPA-Inventory Step-up	—	14	—	—	14
Restructuring charges	566	—	573	—	1,139

Adjusted EBITDA	$10,945	$4,273	$2,907	$(5,090)	$13,035

Adjusted EBITDA Margin %	10%	14%	5%		7%

Three months ended January 31, 2016
Net sales	$121,048	$33,068	$48,525	$(1,173)	$201,468
Cost of sales	93,728	23,647	42,539	(566)	159,348
Operating income (loss)	5,590	1,379	(1,257)	(7,850)	(2,138)
Depreciation and amortization	7,208	2,458	3,145	159	12,970

EBITDA	12,798	3,837	1,888	(7,691)	10,832
Transaction related costs	—	—	—	5,090	5,090
PPA-Inventory Step-up	—	194	2,287	—	2,481

Adjusted EBITDA	$12,798	$4,031	$4,175	$(2,601)	$18,403

Adjusted EBITDA Margin %	11%	12%	9%		9%

QUANEX BUILDING PRODUCTS CORPORATION

SALES ANALYSIS

(In thousands)

(Unaudited)

	Sales Bridge for Three Months Ended January 31, 2017
	NA Engineered Components	EU Engineered Components	NA Cabinet Components	Unallocated Corporate & Other	Consolidated
Net sales, three months ended January 31, 2016	$121,048	$33,068	$48,525	$(1,173)	$201,468
Market volume	433	3,564	5,157	630	9,784
Eliminated products	(10,965)	—	(1,102)	—	(12,067)
Price changes	(11)	(165)	416	—	240
Foreign currency impacts	—	(4,898)	—	—	(4,898)
Mergers & acquisitions	—	—	—	—	—
Raw material pass through adjustments	568	—	1	—	569

Net Sales, three months ended January 31, 2017	$111,073	$31,569	$52,997	$(543)	$195,096